Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement is made by and between Paul Lubetkin (“Employee”) and Pharmasset, Inc., its predecessors, successors, parent corporations, subsidiaries, affiliates and each of their employees, officers and directors (“Pharmasset” or the “Company”);

1. The Employee and the Company hereby agree and recognize that the Employee’s employment with the Company will end three (3) days after the date on which Employee signs this Agreement.

2. The Employee agrees and recognizes that his employment with the Company will be permanently and irrevocably severed. The Employee further agrees that he will not seek employment or re-employment with the Company in any capacity, including as an employee, temporary or contract worker or consultant, at any time in the future, and that the Company has no obligation to employ or re-employ him or otherwise consider him for employment.

3. The Employee and the Company agree and acknowledge that this Agreement shall not be construed as an admission or acknowledgment of any wrongdoing or liability by the Company, the same being expressly denied.

4. The Employee hereby agrees to release the Company, and its employees, agents, owners, officers, insurers, and benefit plans (the “Releasees”), from any and all claims or causes of action he may have or claim to have against the Releasees, including any and all claims arising out of or relating in any way to the Employee’s employment with and/or separation of employment from the Company. The claims which the Employee hereby releases include, but are not limited to:

(a) all statutory claims including claims arising under the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour laws, the New Jersey Worker’s Compensation Act, the New Jersey Civil Rights Act, the New Jersey Sales Representatives Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Employee Polygraph Protection Act, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Sarbanes-Oxley Act of 2002, and the Family and Medical Leave Act, and any and all other applicable federal, state, county or local statutes, ordinances, Executive Order or regulations;

(b) all claims arising under the United States or New Jersey Constitutions;

(c) all common law claims including claims for wrongful discharge, public policy claims, retaliation claims, whistleblower claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, and negligence;

(d) all claims for any compensation including back wages, front pay, bonuses or awards, fringe benefits, reinstatement, severance, retroactive seniority, additional contributions to any pension, retirement, or 401k plan, or any other form of economic loss;

(e) all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

(f) all claims for costs and attorneys’ fees.

This General Release does not waive or release any rights or claims which may arise after the date the Employee signs this Agreement. This General Release also does not waive or release any rights or entitlement to vested benefits under any pension, retirement or 401(k) savings plan or for reimbursement of any medical expenses which the Employee and/or eligible dependents have incurred and for which the Employee has submitted a claim under a medical plan sponsored by the Company.

5. The Employee represents that he has not filed any grievance, charge, claim, or complaint of any kind seeking personal recovery or personal injunctive relief against any of the Releasees with respect to any matter, including but not limited to, his employment

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with the Company and/or the separation of that employment. Nothing contained in this paragraph shall prohibit the Employee from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement and General Release; or (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although the Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint).

6. In consideration of the Employee’s promises as set forth in this Agreement, and provided that Employee signs and does not revoke his signature of the Agreement, the Company hereby agrees to the following, subject to approval of the Compensation Committee: (a) the Company will pay the Employee nine (9) months of separation pay in the gross amount of $213,278.22, less applicable deductions and withholdings; the Company will pay the premiums to continue the Employee’s health care coverage on the same level in effect for the Employee and any eligible dependents as of the date immediately preceding the date of separation, for the first nine (9) months of the COBRA period; and (c) Employee’s stock options that are vested as of the date of separation will be exercisable for an additional nine (9) months past the ninety (90) day exercisability period provided under the 2007 Equity Incentive Plan. The Employee agrees and understands that this compensation constitutes consideration for the release of any and all claims as set forth above, and that it is in addition to any payments which the Employee is already entitled to receive. The severance pay will be paid out in a lump sum in the first regular pay period following the expiration of the revocation period set forth in paragraph 11.

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7. The Employee agrees to maintain in confidence and not to disclose the terms of this Agreement (including, but not limited to, statements to present and/or former employees of the Company). However, it shall not be considered a breach of the obligation of confidentiality for the Employee to make disclosure of the terms of the Agreement in order to obtain private and confidential legal, tax or financial advice (provided that any person to whom Employee discloses such terms in accordance with this paragraph must first be expressly advised of, and also agree to be bound by, the same requirement of confidentiality), or to respond to any inquiry from any governmental entity or agency regarding a tax filing.

8. The Employee executed an agreement with the Company titled Employee Confidentiality, Non-Solicitation and Invention Assignment Agreement dated October 23, 2008. Employee acknowledges that the Confidentiality, Non-Solicitation and Invention Assignment Agreement shall remain in full force and effect according to its stated terms following the execution of this Separation Agreement and General Release and that the Employee shall remain bound by his obligations to the Company under this Confidentiality, Non-Solicitation and Invention Assignment Agreement.

9. The Employee acknowledges that the only consideration he has received for executing this Agreement is that set forth herein. No other promise, inducement, threat, agreement, or understanding of any kind or description has been made with him or to him to cause him to enter into this Agreement.

10. The Employee states that he has had the opportunity to discuss this Agreement with whomever he wished. The Company hereby advises the Employee that he should consult with an attorney prior to signing this Separation Agreement and General Release.

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The Employee states that he has had an opportunity to read, review and consider all of the provisions of this Agreement; that he has had a reasonable amount of time to consider the Agreement; that he understands its provisions and its final and binding effect on him; and that he is accepting the benefits offered to him and entering into this Agreement freely, voluntarily, and without duress or coercion.

11. The Employee understands that he has twenty-one (21) calendar days within which to consider the Separation Agreement and General Release before signing it. The Employee also understands that he is free to use as much of the twenty-one (21) day period as he wishes or considers necessary before deciding to sign the Agreement. The Employee also understands that after signing this Agreement, he may revoke his signature within seven (7) calendar days by delivering written notification of that revocation to Lisa Griffin, Pharmasset, Inc., 303A College Road East, Princeton, NJ 08540. If Employee has not revoked his signature of this Settlement Agreement and Release by written notice delivered within the seven (7) calendar day period, it becomes effective immediately thereafter. The parties agree that any changes to the terms of this Agreement, whether or not material, will not restart the 21-day review period.

12. This Agreement constitutes the entire agreement of the parties hereto and supersedes any prior agreement of the parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written document signed by parties with authority to amend or modify this Agreement. If any provision of this Agreement is held to be illegal, void, or unenforceable, such provision shall be of no force or effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the legality or enforceability of, any other provision of this Agreement; provided, however,

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that, upon any finding by a court of competent jurisdiction that the release and/or promises provided for by paragraph 4 above are illegal, void or unenforceable, Employee agrees to execute promptly a release, waiver and/or promise of comparable scope that is legal and enforceable.

13. The parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A of the Internal Revenue Code (“Section 409A), although the Company makes no covenants and assumes no liability with respect to such compliance or noncompliance. The Company is authorized to delay the payment of the severance pay until the first business day following the six month anniversary of the Employee’s termination of employment, if such delay is required in order to comply with the requirements of Section 409A (taking into account the severance exception and the short-term deferral rule under Section 409A). The date of the Employee’s termination of employment will be determined in accordance with the separation from service rules under Section 409A. If the time period for the Employee’s consideration of the release of claims and the time period to revoke any acceptance of the release spans two of the Employee’s taxable years, then any severance payments hereunder will be paid on the later of (i) the end of the revocation period (assuming that there has been no revocation), or (ii) the first business day of the second taxable year.

The undersigned have read and fully understand the terms and conditions of this Agreement and have voluntarily signed their names below.

Paul Lubetkin	PHARMASSET, INC.

/s/ Paul Lubetkin	By:	/s/ P. Schaefer Price
P. Schaefer Price
President and CEO
Dated: November 12, 2010	Dated: November 12, 2010

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